Exhibit 10.3

Virgin Enterprises Limited

120 Campden Hill Road

London

W8 7AR

Date: 3 April 2006

Dear Sirs,

We agree that, for so long as the Licence Agreement (of even date herewith) between our subsidiary, NTL Group Limited, and Virgin Enterprises Limited (“VEL”, which term shall be deemed to include its permitted assignees) shall remain in full force and effect, VEL shall be entitled to make proposals to the Nominations Committee (or any successor in function thereto) of NTL Incorporated for one individual to be elected to the Board of Directors of NTL Incorporated (the “Board”). Such person, if approved by the Nominations Committee and the Board, shall be appointed as a member of the Board (subject to shareholder, regulatory and any other customary approvals). The first such appointment, if the individual proposed by VEL is approved as a nominee by the Nominations Committee and the Board, shall be effective as of the first meeting of the Board immediately after the Commencement Date (as defined in the Licence Agreement).

If such individual shall not be approved as a nominee by the Nominations Committee or appointed by the Board or shall not receive any other required approvals, or if any director appointed pursuant to this letter shall cease to be a director of the Board, VEL shall have a continuing right to propose alternative candidates with the view to the election of one such candidate to the Board, if reasonably practicable, at the next Board meeting following such nomination.

In determining whether to approve any such proposed candidate, the Nominations Committee and the Board shall be entitled to take into account whether the candidate will qualify, under then current standards, as an “independent director” for purposes of applicable regulations of the Securities and Exchange Commission, NASDAQ and any other relevant regulatory or self-regulatory organization. For purposes of this letter, “NTL Incorporated” shall have the meaning set forth in the Licence Agreement. .The initial appointment proposed by VEL shall be in the class of Directors whose position is up for election by the stockholders at the 2008 annual meeting of stockholders except to the extent otherwise required by NTL Incorporated’s bylaws, which require that each class be as nearly equal as possible, and applicable law.

In the event that NTL Incorporated shall no longer be a listed public company or shall no longer separately report its Consumer Revenues (as defined in the Licence Agreement) in its public filings, this obligation shall no longer apply in respect of NTL Incorporated and instead shall apply in respect of a company within the NTL Group (as defined in the Licence Agreement) whose subsidiaries are responsible for generating 100% of the NTL Group’s revenue from Licensed Activities and whose Substitute Quarterly Reports and Substitute Annual Reports (as defined in the Licence Agreement) are provided pursuant to clause 4.9 of the Licence Agreement and such company is responsible for the active supervision of the subsidiaries carrying out the Licensed Activities.

Please sign the enclosed copy of this letter to indicate your agreement to the foregoing.

Sincerely,

NTL INCORPORATED

		By:	/s/ Bryan Hall
Name: Bryan Hall
Title: General Counsel

Accepted and Agreed:

VIRGIN ENTERPRISES LIMITED

By:	/s/ Gordon McCallum
Name: Gordon McCullum
Title: Director